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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

Polar Molecular Holding Corporation

(Name of Issuer)

Common Stock, par value $.0001 per share

(Title of Class of Securities)

731019105

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Schedule 13G	Page 2 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mark L. Nelson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 45,716,299(1)(2) 6 SHARED VOTING POWER 45,716,299(1)(2) 7 SOLE DISPOSITIVE POWER 5,916,727(3) 8 SHARED DISPOSITIVE POWER 45,716,299(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,299(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Includes options or warrants to purchase 695,056 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 3 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alan L. Smith

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,255,945(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 2,255,945(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 741,339 shares of common stock directly owned, 831,470 shares of common stock held by the Alan L. Smith Trust, of which the reporting person is trustee, 78,345 shares of common stock held by Smith Family One, LLC, of which the reporting person is president, and options or warrants to purchase 604,791 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 4 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alan L. Smith Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 831,470 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 831,470 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 5 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Smith Family One, LLC (IRS EIN 38-3510163)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 78,345 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 78,345 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 6 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Chandra B. Prakash

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,724,373(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 1,724,373(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options and warrants to purchase 487,271 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 7 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Charles T. Eisenstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,468,845(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 1,468,845(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options and warrants to purchase 200,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 8 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Deborah A. Pilkington

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,180,909(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 1,180,909(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 767,851 shares of common stock directly owned, 200,000 shares of common stock owned in joint tenancy with Andrew Pilkington, and options or warrants to purchase 213,058 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 9 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Richard J. Socia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,177,237(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 2,177,237(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 292,057 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 10 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Robert J. MacKenzie

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 754,543(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 754,543(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 200,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 11 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Otis L. Nelson, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,289,955(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 2,289,955(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 829,601 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 12 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) A. Richard Nelson and Ramona L. Nelson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,752,999(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 3,752,999(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 829,601 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 13 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Peter Nelson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,044,615 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 1,044,615 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 14 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) David Paul Otis Nelson Trust U/A dated 8/19/98

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,089,232 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 2,089,232 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 15 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Joan Nelson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,143,848(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 3,143,848(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 1,054,616 shares of common stock directly owned and 2,089,232 shares of common stock held by the David Paul Otis Nelson Trust U/A dated 8/19/98, of which the reporting person is trustee.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 16 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Dolores Coy-DeJongh

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 711,289(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 711,289(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 213,058 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 17 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Mary Ann Foust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 18 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Gilbert Chapelet

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,366,273(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 1,366,273(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 435,040 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 19 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Terry L. Hall and Kelly A. Hall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,503,047 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 1,503,047 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 20 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Terry L. Hall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 815,883(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 815,883(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 300,610 shares of common stock directly owned, 15,668 shares of common stock held for the benefit of the reporting person’s minor children, 108,059 shares of common stock held by LAM Co., an entity in which the reporting person is president, options or warrants held by the reporting person to purchase 200,853 shares of common stock and options or warrants held by Hall-Romkema, PC to purchase 190,693 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 21 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Terry L. Hall, Custodian for Jennifer, Trevor, Chelsea and Emily Hall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 15,669 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 15,669 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 22 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) LAM Co. (Fed. EIN 38-2994183)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 108,059 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 108,059 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 23 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) James R. Clarke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,041,210(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 1,041,210(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 327,824 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 24 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Walter A. Fay

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,372,175(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 2,372,175(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 2,338,842 shares held by the Walter A Fay Living Trust U/A 1/4/82, of which the reporting person is trustee and options or warrants to purchase 33,333 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004 held by the reporting person.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 25 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) William G. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,906,008 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 1,906,008 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 26 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Charles Uray, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,133,036(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 2,133,036(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 74,756 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 27 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Joe A. Romkema

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 813,540 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 813,540 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 28 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Paul J. Ethington

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 45,716,219(1)(2)(3) 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 600,664 shares held by the Paul J. Ethington Living Trust DTD 3/5/90, of which the reporting person is a beneficiary and Donna S. Ethington is the trustee.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 29 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) John Loveall and Karen Loveall

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,143,613(1) 6 SHARED VOTING POWER 45,716,219(2)(3)(4) 7 SOLE DISPOSITIVE POWER 1,143,613(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)(4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(3)(4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(5)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes 959,498 shares of common stock and options or warrants to purchase 184,115 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004, directly held by John Loveall.
(2)	Includes 633,928 shares of common stock held in joint tenancy by John Loveall and Karen Loveall.
(3)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(4)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(5)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 30 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Lockhart Holdings, Inc. (IRS EIN 51-0241618)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,487,354 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 3,487,354 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 31 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Guy R. Greve

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 125,827(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 125,827(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Consists of 119,209 shares of common stock and options or warrants to purchase 6,529 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004, held directly by the reporting person, and 89 shares of common stock held by The Marguerita P. Greve Irrevocable Trust, of which the reporting person is trustee.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 32 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) The Marguerita P. Greve Irrevocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 89 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 89 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 33 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Stan Kranje

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 437,433 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 437,433 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 34 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Debbi J. Patterson Socia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 492,611(1) 6 SHARED VOTING POWER 45,716,219(2)(3) 7 SOLE DISPOSITIVE POWER 492,611(1) 8 SHARED DISPOSITIVE POWER 45,716,219(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(4)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes options or warrants to purchase 207,835 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(2)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(3)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(4)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 35 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Dr. Marvin Jewell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 434,041 6 SHARED VOTING POWER 45,716,219(1)(2) 7 SOLE DISPOSITIVE POWER 434,041 8 SHARED DISPOSITIVE POWER 45,716,219(1)(2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,716,219(1)(2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 42.38%(3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The reporting person executed a Voting Agreement by and among Polar Molecular Holding Corporation, as successor to Polar Molecular Corporation, and the stockholders named in this Schedule 13G, which Voting Agreement restricts the voting and disposition of certain shares of Polar Molecular Holding Corporation. By virtue of the Voting Agreement, the reporting person may be deemed to be a member of a Section 13(d) group that is a 5% owner of Polar Molecular Holding Corporation’s outstanding common stock. The reporting person disclaims membership in any group with respect to the Voting Agreement.
(2)	Includes options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.
(3)	Based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

Schedule 13G	Page 36 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

Item 1.

(a)	Name of Issuer: Polar Molecular Holding Corporation

(b)	Address of Issuer’s Principal Executive Offices:

4600 South Ulster Street, Suite 940

Denver, Colorado 80237

Item 2.

(a)	Names of Persons Filing:

Mark L. Nelson, Alan L. Smith, Alan L. Smith Trust, Smith Family One, LLC, Chandra B. Prakash, Charles T. Eisenstein, Deborah A. Pilkington, Richard J. Socia, Robert J. MacKenzie, Otis L. Nelson, Jr., A. Richard Nelson and Ramona L. Nelson, Peter Nelson, David Paul Otis Nelson Trust UA dated 8/19/98, Joan Nelson, Dolores Coy-DeJongh, Mary Ann Foust, Gilbert Chapelet, Terry L. Hall and Kelly A. Hall, Terry L. Hall, Terry L. Hall as custodian for Jennifer, Trevor, Chelsea and Emily Hall, LAM Co., James R. Clarke, Walter A. Fay, William G. Morgan, Charles Uray, Jr., Joe A. Romkema, Paul J. Ethington, John and Karen Loveall, Lockhart Holdings, Inc., Guy R. Greve, The Marguerita P. Greve Irrevocable Trust, Stan Kranje, Debbie J. Patterson Socia, and Dr. Marvin Jewell.

(b)	Address of Principal Business Office:

4600 South Ulster Street, Suite 940

Denver, Colorado 80237

(c)	Citizenship: United States of America

(d)	Title of Class of Securities: Common Stock, par value $.0001 per share

(e)	CUSIP Number: 731019105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

Schedule 13G	Page 37 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

(a)	Amount Beneficially Owned: The reporting persons are the beneficial owners, in the aggregate of 45,716,219 shares of common stock including options or warrants to purchase 6,225,471 shares of common stock that are currently exercisable or exercisable within 60 days of April 7, 2004.

(b)	Percent of Class: 42.38% of the outstanding common stock based on 101,641,127 shares of common stock outstanding as reported by Polar Molecular Holding Corporation in its Annual Report on Form 10-K filed with the SEC on April 13, 2004.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: Each reporting person possesses the sole power to vote or direct the vote of the number of shares referred to on the respective cover page for such reporting person.

(ii)	Shared power to vote or to direct the vote: Each reporting person possesses the aggregate power to vote or direct the vote of 45,716,219 shares of common stock.

(iii)	Sole power to dispose or to direct the disposition of: Each reporting person possesses the sole power to dispose or direct the disposal of the number of shares referred to on the respective cover page for such reporting person.

(iv)	Shared power to dispose or to direct the disposition of: Each reporting person possesses in the aggregate the shared power to dispose of or to direct the disposal of 45,716,219 shares of common stock.

Item	5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item	6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable

Item	8. Identification and Classification of Members of the Group:

A group has filed this schedule pursuant to Rule 13d-1(d). See Exhibit 1 which states the identity of each member of the group.

Item	9. Notice of Dissolution of Group:

Not applicable

Item 10. Certification:

(a)	Not applicable

(b)	Not applicable

38

Schedule 13G	Page 39 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2004

/s/ Mark L. Nelson
Name:	Mark L. Nelson

/s/ Alan L. Smith
Name:	Alan L. Smith

Alan Smith Trust

By: /s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Trustee

Smith Family One

By: /s/ Alan L. Smith
Name:	Alan L. Smith
Title:	President

/s/ C.B. Prakash
Name:	Chandra B. Prakash

/s/ Charles T. Eisenstein
Name:	Charles T. Eisenstein

/s/ Deborah A. Pilkington
Name:	Deborah A. Pilkington

/s/ Richard J. Socia
Name:	Richard J. Socia

Schedule 13G	Page 40 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

/s/ Robert J. MacKenzie
Name:	Robert J. MacKenzie

/s/ Otis L. Nelson
Name:	Otis L. Nelson, Jr.

/s/ A. Richard Nelson /s/ Ramona L. Nelson
Name:	A. Richard Nelson and
Ramona L. Nelson

/s/ P. Nelson
Name:	Peter Nelson

David Paul Otis Nelson Trust UA dated 8/19/98

By: /s/ Joan Nelson
Name:	Joan Nelson
Title:	Trustee

/s/ Joan Nelson
Name:	Joan Nelson

/s/ Dolores Coy-DeJongh
Name:	Dolores Coy-DeJongh

/s/ Mary Ann Foust
Name:	Mary Ann Foust

/s/ G. Chapelet
Name:	Gilbert Chapelet

/s/ Terry L. Hall & Kelly A. Hall
Name:	Terry L. Hall and Kelly A. Hall

Schedule 13G	Page 41 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

/s/ Terry L. Hall
Name:	Terry L. Hall

/s/ Terry L. Hall
Name:	Terry L. Hall as custodian for
Jennifer, Trevor, Chelsea
and Emily Hall

LAM Co.

By: /s/ Terry L. Hall
Name:	Terry Hall
Title:	President

/s/ James R. Clarke
Name:	James R. Clarke

/s/ Walter A. Fay
Name:	Walter A. Fay

/s/ William G. Morgan
Name:	William G. Morgan

/s/ Charles Uray, Jr.
Name:	Charles Uray, Jr.

/s/ Joe A. Romkema
Name:	Joe A. Romkema

/s/ Donna S. Ethington, Trustee
Name:	Paul J. Ethington

/s/ John M. Loveall & Karen S. Loveall
Name:	John and Karen Loveall

Schedule 13G	Page 42 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

Lockhart Holdings, Inc.

/s/ T.J. Gillespie
Name:	T.J. Gillespie, Jr.
Title:	President

/s/ Guy R. Greve
Name:	Guy R. Greve

The Marguerita P. Greve Irrevocable Trust

By: /s/ Guy R. Greve
Name:	Guy Greve
Title:	Trustee

/s/ S. Kranje
Name:	Stan Kranje

/s/ Debbie J. Patterson Socia
Name:	Debbie J. Patterson Socia

/s/ Dr. Marvin Jewell
Name:	Dr. Marvin Jewell

Schedule 13G	Page 43 of 43 pages
CUSIP No. 731019105	Polar Molecular Holding Corporation

Exhibit 1

The members of the group filing this Schedule 13G are as follows:

1. Mark L. Nelson

2. Alan L. Smith

3. Alan L. Smith Trust

4. Smith Family One, LLC

5. Chandra B. Prakash

6. Charles T. Eisenstein

7. Deborah A. Pilkington

8. Richard J. Socia

9. Robert J. MacKenzie

10. Otis L. Nelson, Jr.

11. A. Richard Nelson and Ramona L. Nelson

12. Peter Nelson

13. David Paul Otis Nelson Trust UA dated 8/19/98

14. Joan Nelson

15. Dolores Coy-DeJongh

16. Mary Ann Foust

17. Gilbert Chapelet

18. Terry L. Hall and Kelly A. Hall

19. Terry L. Hall

20. Terry L. Hall as custodian for Jennifer, Trevor, Chelsea and Emily Hall

21. LAM Co.

22. James R. Clarke

23. Walter A. Fay

24. William G. Morgan

25. Charles Uray, Jr.

26. Joe A. Romkema

27. Paul J. Ethington

28. John and Karen Loveall

29. Lockhart Holdings, Inc.

30. Guy R. Greve

31. The Marguerita P. Greve Irrevocable Trust

32. Stan Kranje

33. Debbie J. Patterson Socia

34. Dr. Marvin Jewell